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                                                                      EXHIBIT 21

                             LIST OF SUBSIDIARIES


                           Percent
Name of Subsidiary          Owned    State/Country of Incorporation/Organization
-------------------------  -------   -------------------------------------------
CDnow Investments, Inc.      100%    Delaware
CDnow Trademarks, Inc.       100%    Delaware
CDnow/N2K, Inc.               50%    Pennsylvania